Exhibit 99.1
INVESTOR RELATIONS CONTACT:
E. J. Bird
Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
June 21, 2019

SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FIRST QUARTER 2019 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," "us," or the "Company") (NASDAQ: SHOS) today reported results for the quarter ended May 4, 2019.
Overview of Unaudited Results

Results for the first fiscal quarter of 2019 compared to the first fiscal quarter of 2018 included:

•	Net loss increased $2.7 million to $12.1 million from $9.4 million

•	Loss per share increased $0.12 to $0.53 loss per share from $0.41 loss per share

•	Comparable store sales decreased 8.9%

•	Adjusted EBITDA increased $1.3 million to $4.2 million from $2.9 million

Will Powell, Chief Executive Officer and President, said “For the first quarter, our adjusted EBITDA increased by $1.3 million from the same quarter last year. We achieved these adjusted EBITDA results despite the significant time and other resources that we devoted during the quarter to a potential transaction with Transform Holdco LLC as well as advisory fees of $0.6 million related to the Sears Holdings Corporation bankruptcy proceedings and our announced merger transaction with Transform. These fees were reflected in our adjusted EBITDA for the quarter. When these fees are excluded adjusted EBITDA would have been $4.8 million for the first quarter, an increase of $1.9 million compared to the same quarter last year taking into account the same exclusion from adjusted EBITDA.”

"Our announcement on June 3, 2019 that we had entered into a definitive merger agreement with Transform marked a major milestone for us. We have begun discussions with Transform about how we can, after we complete the merger, leverage the brands, services, online capabilities and cost synergies to improve the future profitability of the Hometown segment."

We have also started the Outlet sale process and have been sharing information with interested parties. We continue to be pleased with our progress on the transformation of our Outlet business. Adjusted EBITDA for the Outlet business increased in the first quarter of 2019 to $9.2 million from $8.8 million in the first quarter of 2018. An increase in the allocation rate for corporate expenses due to Outlet’s increasing proportion of our overall business resulted in a negative impact of $1.2 million on Outlet’s Adjusted EBITDA. The increase in Adjusted EBITDA was achieved despite other unique items, including:

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Business disruption associated with the migration to new POS/ERP systems in 76 Outlet stores and 8 Outlet repair and distribution centers. This also impacted as-is appliance shipments in the quarter as the migration required inbound shipments to be suspended for a week.

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KENMORE® branded merchandise availability from Transform continues to be a challenge and impacts our Outlet new-in-box sales and margin. While we expect merchandise availability to improve over time, we believe this will have a negative impact in the second quarter given that availability has yet to recover to more normal levels.

Our positive outlook for our Outlet business is supported by our significant progress during the first quarter on key strategic initiatives that we believe will continue to grow the operating income of this business:

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Changes to our as-is appliance sourcing as well as lower promotional markdowns from price optimization led to margin improvement in the quarter of 230 basis points compared to the first quarter of 2018.

•	Lease to own sales grew to 14.7% share of Outlet’s sales in the first quarter, up 300 basis points compared to the first quarter of 2018. Comparable leasing sales grew 18.2%.

•	Outlet’s commercial sales increased by 38.5% in the first quarter compared to the first quarter of 2018.

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Outlet protection agreement revenue and margin rebounded to historical levels compared to the negative impact in the fourth quarter of 2018 during which we temporarily lost the ability to sell protection agreements in 24 states and Puerto Rico as a result of the Sears Holdings bankruptcy proceedings.

•	Continued improvement of our customer satisfaction scores for the business, particularly our strong and improving online customer review ratings for Outlet.

•	We completed the transition of Sears Outlet.com to a state-of-the-art, open-source platform using Amazon Web Services, which is significantly improving shopability and performance of the website.

•	We expanded our local self-delivery pilot, with 47 Outlet stores now participating and achieving lower total delivery costs and significantly improved delivery customer-satisfaction scores.

Our implementation of our strategic initiatives is ongoing:

•	In the second quarter, we launched a new Outlet TV advertising campaign in 26 of our 49 markets, which highlights the powerful customer value proposition of the Outlet business model.

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In the second quarter, we anticipate completing the launch of our new POS and ERP systems in the Outlet business in the remaining 52 stores and 6 Outlet repair and distribution centers. With this completion our IT systems for Outlet will be free of any reliance on Transform for IT systems and support. While we have learned from our experiences in the first quarter and believe we can reduce the temporary business impacts associated with the conversion of the remaining stores, we expect, given the scope of the launch, that there will be some unavoidable disruption that will moderately impact second quarter results for the impacted stores.

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We plan to open five new Outlet stores in 2019 and expect them to open in the second and third quarters. We also recently converted a former Sears Hardware location to the Outlet format, and this was an incremental addition beyond our planned five stores.

We remain concerned with the performance of the Hometown segment, as it continues to face inventory availability issues for Kenmore and CRAFTSMAN® product sourced by Transform. We do not have the ability to source this product directly, and these brands combined represented 62% and 56% of the Hometown segment’s fiscal 2018 and first quarter 2019 sales, respectively. We believe inventory availability will continue to significantly impact the Hometown segment in the second quarter, but we expect that the availability of Kenmore and Craftsman product sourced by Transform will improve as the year progresses.

In the first quarter we continued to make progress on improving the Company's profitability and to make the most productive use of the Company's capital. During the quarter we permitted the closing, or the start of closing, by dealers and franchisees of 45 under-performing stores in the segment. We had inventory investments in these stores of $30.0 million at the beginning of their inventory-liquidation process. As of the end of the first quarter, inventory liquidation was complete in 12 of these stores while 33 stores had initiated inventory liquidations that will be completed by June 2019. These store closings resulted in a one-time charge of $5.6 million in the first quarter, but they advanced our efforts to reduce the growing losses in our Hometown segment and strengthen our balance sheet.

During the quarter we experienced significant supply-chain cost increases compared to the first quarter of last year as well as Craftsman and Kenmore merchandise availability issues that had a disproportionately adverse impact on the Hometown segment. We believe that the Hometown segment likely will continue to experience operating losses during our 2019 fiscal year. We also believe that reuniting our Hometown segment stores with Transform’s Sears full-line stores as a direct result of the merger likely will result in a more consistent customer experience across Sears-branded storefronts, generate higher total revenues, and leverage efficiencies of scale to improve costs and margins, all of which could lead to improved profitability for the Hometown segment’s dealers and franchisees. The Company has begun planning to ensure that, post-merger, our dealer network is in a position to leverage the best of Transform’s unique brands, services, and online capabilities to bring additional value to customers of the Hometown segment.

Merger Agreement with Transform

The Company announced on June 3, 2019 that it, Transform (an affiliate of Edward S. Lampert (“ESL”)), and Transform Merger Corporation, a wholly owned subsidiary of Transform (“Merger Subsidiary”), had entered into an Agreement and Plan of Merger dated as of June 1, 2019 (the “Merger Agreement”) pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”) after first giving the Company an opportunity for a specified period of time to sell the Company’s Sears Outlet and Buddy’s Home Furnishing Stores businesses (together, the “Outlet Segment”) to a third party. At the completion of the Merger, each share of the Company’s outstanding common stock not owned by ESL and his affiliates will be converted into the right to receive an amount in cash equal to $2.25 per share (the “Base Merger Consideration”), subject to an upward adjustment if a sale of the Outlet Segment (an “Outlet Sale”) has occurred that satisfies criteria specified in the Merger Agreement (the “Sale Criteria”).

The Sale Criteria include that (i) the Outlet Sale will result in net proceeds (after taking account of specified deductions, including transaction fees, expenses and taxes incurred by the Company in connection with the sale, and any excess net working capital transferred to the buyer of the Outlet Segment) to the Company of not less than $97.5 million (the “Outlet Sale Minimum Proceeds”), (ii) an Outlet Sale agreement is entered into with a third party buyer not later than August 24, 2019 (extendable by ten days in specified circumstances) and (iii) the Outlet Sale has been completed by October 23, 2019 (extendable by fifteen days in specified circumstances). The per share upward adjustment to the Base Merger Consideration, if any, will be calculated by dividing (i) the excess, if any, of the net proceeds received by the Company as a result of the Outlet Sale over the Outlet Sale Minimum Proceeds by (ii) the aggregate number of shares of Company common stock and unvested Company restricted stock units issued and outstanding as of the closing of the Merger. Under the terms of the Merger Agreement, Transform will have the opportunity to match the economic terms of any proposed Outlet Sale to a third party that is expected to result in net proceeds to the Company of less than $120 million. The Merger is expected to close in the Company’s third fiscal quarter of 2019, subject to the satisfaction of specified closing conditions.

ESL, together with his affiliates, owns more than 58% of the outstanding shares of the Company’s common stock. The Merger Agreement was negotiated on behalf of the Company, and approved by, a special committee of the Company’s Board of Directors consisting of a director who is independent and disinterested.

First Quarter Performance Highlights

Consolidated comparable store sales were down 8.9% in the first quarter of 2019. Hometown segment and Outlet segment comparable store sales declined 13.2% and 2.0%, respectively, in the first quarter of 2019.

Consolidated gross margin was $62.0 million, or 21.3% of net sales, in the first quarter of 2019 compared to $87.5 million, or 22.9% of net sales, in the first quarter of 2018. The gross margin rate decrease of 160 basis points was driven by a $5.1 million increase in closing store costs. Adjusting for store closing costs, the Hometown gross margin rate decreased 203 basis points to 16.6%. The Outlet gross margin rate increased 230 basis points to 27.8%.

Consolidated selling and administrative expenses decreased 25.3% to $67.5 million, or 23.2% of net sales, in the first quarter of 2019 from $90.5 million, or 23.7% of net sales, in the comparable quarter last year. The dollar decrease was primarily due to lower expenses from stores closed (net of new store openings), lower commissions paid to dealers and franchisees on lower sales volume, lower marketing expense, and lower IT transformation investments. IT transformation investments were $4.2 million, or 1.5% of sales, in the first quarter of 2019 compared to $5.7 million, or 1.5% of sales, in the first quarter of 2018.

We recorded operating losses of $7.8 million and $5.6 million the first quarters of 2019 and 2018, respectively. The increase in operating loss was due to lower volume and a lower gross margin rate (including the impact of accelerated store closing costs), partially offset by lower selling and administrative expenses.

We recorded a net loss of $12.1 million for the first quarter of 2019 compared to a net loss of $9.4 million for the prior-year comparable quarter. The increase in our net loss was primarily attributable to the factors discussed above.

Consolidated adjusted EBITDA increased $1.3 million to $4.2 million in the first quarter of 2019 from $2.9 million in the first quarter of 2018. Hometown adjusted EBITDA increased $0.9 million to a $5.0 million loss in the first quarter of 2019 from a $5.9 million loss in the first quarter of 2018. Outlet adjusted EBITDA increased $0.4 million to $9.2 million in the first quarter of 2019 compared to $8.8 million in the first quarter of 2018.

Financial Position

We had cash and cash equivalents of $16.3 million as of May 4, 2019 and $14.3 million as of May 5, 2018. Unused borrowing capacity as of May 4, 2019 under our Amended and Restated Credit Agreement dated as of November 1, 2016 (the "Senior ABL Facility") was $21.9 million with $94.6 million drawn and $7.2 million of letters of credit outstanding. On February 16, 2018, the Company entered into a $40 million Term Loan Credit Agreement with Gordon Brothers Finance Company (the "Term Loan Agreement"). The Term Loan Agreement is secured by a second lien security interest (subordinate only to the liens securing the Senior ABL Facility) on substantially all the assets of the Company and its subsidiaries (the same assets as the assets specified with respect to the Senior ABL Facility). The proceeds of the $40 million loan under the Term Loan Agreement were used primarily to reduce borrowings under the Senior ABL Facility. For the first quarter of 2019, we funded ongoing operations with cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation investments, capital expenditures and for general corporate purposes.

On May 3, 2019 the Company entered into (i) a Waiver, Consent and First Amendment to Amended and Restated Credit Agreement (the “ABL Amendment”), among Sears Authorized Hometown Stores, LLC, as the Lead Borrower, Sears Home Appliance Showrooms, LLC and Sears Outlet Stores, L.L.C., as borrowers , the Company, as parent, Bank of America, N.A., as administrative agent and collateral agent, and the ABL lenders party thereto, amending the Senior ABL Facility, and (ii) Waiver, Consent and First Amendment to Term Loan Credit Agreement (the “Term Loan Amendment”), among the Borrowers, the Company, as parent, Gordon Brothers Finance Company, as administrative agent and collateral agent, and the Term lenders party thereto, amending the Term Loan Agreement. We filed the ABL Amendment and the Term Loan Amendment together as an exhibit to the 2018 10-K.

The ABL Amendment and the Term Loan Amendment generally provide for the following, among other things: (1) the definition of “Change of Control” is amended to provide that a Change of Control occurs if the Permitted Holders (as defined in the ABL Credit Agreement and the Term Loan Agreement) beneficially own more than 75.0% of the Company’s common stock; (2) under specified conditions cash in excess of $2.0 million must be applied to pay amounts outstanding under the ABL Credit Agreement and the Term Loan Agreement under specified circumstances; and (3) the ABL lenders and the Term Loan lenders consent on a limited basis to the Loan Parties (as defined in the ABL Credit Agreement and the Term Loan Agreement) negotiating and entering into specified acquisitions with Permitted Holders upon compliance with specified conditions, including a requirement that the acquisition agreement must contain a condition precedent to the closing of the acquisition requiring payment in full in cash of all outstanding loans under the ABL Credit Agreement and the Term Loan Agreement. The Company's ability to complete the Outlet Sale is subject to the consent of, or waiver by, the Senior ABL facility lenders and the Term Loan lenders.

The May 3, 2019 report of the Company's independent registered public accounting firm that accompanied the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the Company's 2018 fiscal year (the "2018 10-K") incorporated the firm's audit opinion, which expressed "Going Concern Uncertainty" (hereinafter the "Going Concern Uncertainty"). The Senior ABL Facility and the Term Loan Agreement provide that the Company's inability to obtain from the Company's independent registered public accounting firm a report and opinion that "shall not be subject to any 'going concern' or like qualification or exception" constitutes an event of default, which would give the Senior ABL Facility and the Term Loan Agreement lenders the right to accelerate the maturity of all outstanding loans, among other actions. The ABL Amendment and the Term Loan Amendment provide that the Senior ABL Facility lenders and the Term Loan Agreement lenders waive through October 31, 2019 any default resulting from the Going Concern Uncertainty.

Total merchandise inventories were $263.0 million at May 4, 2019 and $332.4 million at May 5, 2018. Merchandise inventories declined $70.2 million and increased $0.8 million in Hometown and Outlet, respectively. The decrease in Hometown was primarily due to store closures in addition to efforts to reduce non-productive inventory. Outlet's increase was primarily driven by increased availability in refrigeration and home appliances and continued growth in furniture.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.

Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

On a limited number of occasions the Company has permitted the accelerated closing by dealers and franchisees of their under-performing stores in an effort to improve profitability and make the most productive use of capital. Under-performing stores are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we close a significant number of stores or close them on an accelerated basis (closing prior to termination or expiration), the Company excludes the associated costs of the closings from adjusted EBITDA.

The following table presents reconciliations of consolidated adjusted EBITDA and consolidated adjusted EBITDA excluding non-recurring items to consolidated net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended
Thousands	May 4, 2019	May 5, 2018
Net loss	$(12,054)	$(9,369)
Income tax expense	268	408
Other income	(9)	(100)
Interest expense	3,970	3,452
Operating loss	(7,825)	(5,609)
Depreciation and amortization	2,260	2,608
Loss on sale of assets	52	—
(Recovery of) provision for franchisee note losses, net of recoveries	(63)	42
IT transformation investments	4,219	5,743
Accelerated closure of under-performing stores	5,562	79
Adjusted EBITDA	$4,205	$2,863
Impact from non-recurring advisory fees related to Transform merger and Sears Holdings bankruptcy issues	600	—
Adjusted EBITDA excluding non-recurring items	$4,805	$2,863

The following table presents a reconciliation for our reporting segments of their adjusted EBITDA to operating (loss) income, the most comparable GAAP measure for the period indicated:

	13 Weeks Ended
	Hometown		Outlet
Thousands	May 4, 2019	May 5, 2018	May 4, 2019	May 5, 2018
Operating (loss) income	$(14,064)	$(11,358)	$6,239	$5,749
Depreciation and amortization	1,161	1,324	1,099	1,284
Loss on sale of assets	—	—	52	—
Provision for franchisee note losses, net of recoveries	(41)	(57)	(22)	99
IT transformation investments	2,421	3,976	1,798	1,767
Accelerated closure of under-performing stores	5,562	221	—	(142)
Adjusted EBITDA	$(4,961)	$(5,894)	$9,166	$8,757
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” "on target," and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties, including without limitation the satisfaction of the Merger closing conditions, that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The Merger Agreement provides that the Merger can only occur after the Company has an opportunity for a specified period of time to market and sell the Company's Outlet Segment to a third party. The Company expects that the completion of the Merger will occur in the Company's third fiscal quarter of 2019, subject to the satisfaction of specified closing conditions. If the Merger is completed the Company will become wholly owned by Transform, and the Company will cease to be publicly held. See "Merger Agreement with Transform" above in this news release for additional information about the Merger Agreement and the Merger.
Subsequent to the Company’s October 2012 separation from Sears Holdings (the “2012 Separation”) and until mid-February 2019 we had significant business relationships with Sears Holdings and its subsidiaries, and we relied on them for merchandise and services through various agreements among the Company, Sears Holdings and, in some circumstances, subsidiaries of Sears Holdings (together the “Operative Agreements”). During October 2018 Sears Holdings and many of its subsidiaries (together the “Sears Holdings Companies”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York seeking relief under Chapter 11 of Title 11 of the United States Code. The Company, which is not a subsidiary of any of the Sears Holdings Companies, is not included in the bankruptcy petitions filed by the Sears Holdings Companies, and neither the Company nor its subsidiaries have filed a bankruptcy petition. As part of the Sears Holdings Companies' bankruptcy proceedings Transform acquired most of the operating assets (including Sears stores) and related assets of the Sears Holdings Companies (together the “Sears Assets”), and the Operative Agreements were assigned by the Sears Holdings Companies to, and the obligations thereunder were assumed by, Transform on or about February 11, 2019.
The following factors, among others, could (A) cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (B) have a material adverse effect on our results of operations, financial condition, liquidity, cash flows, and overall ability to operate our businesses (especially the Hometown segment businesses, given their dependence on purchasing merchandise branded with the Kenmore, Craftsman, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Transform, together the "KCD Marks"), and obtaining supply-chain services, in accordance with the Operative Agreements):

•	The willingness and ability of Transform to complete the Merger and perform all of its other obligations in accordance with the terms and conditions of the Merger Agreement;

•	The willingness and ability of Transform to perform all of its obligations in accordance with the terms and conditions of the Operative Agreements;

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Transform was formed recently, was not an operating retail business prior to its acquisition of the Sears Assets and its assumption of the Operative Agreements, and may continue to rely to some extent on Sears Holdings and its subsidiaries and other third parties to provide to Transform the merchandising and other services that Transform is obligated to provide to the Company in accordance with the Operative Agreements;

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The ability of Transform to resolve, on operational and financial terms that are satisfactory to Transform, its reported current disputes and future disputes, if any, with the Sears Holdings Companies regarding Transform's acquisition of the Sears Assets and the assumption of related obligations;

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Transform is a private company and is not obligated to disclose publicly any information regarding its results of operations, financial condition, liquidity, cash flows, or overall ability to operate its businesses and provide merchandising and other services to the Company in accordance with the Operative Agreements and to meet its obligations in accordance with the terms and conditions of the Merger Agreement;

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With respect to the Sears Holdings Companies' bankruptcy proceedings and Transform’s assumption of the Operative Agreements, (1) the Senior ABL Facility provides for significant lender discretion, such as the ability to reduce loan advance-rates (through the imposition of reserves against the Company’s borrowing base), which could reduce the amounts that the Company could borrow or require the Company to repay amounts already borrowed and (2) the lenders could assert that they have no obligation to extend to the Company additional loans on the basis that the Company has suffered a “Material Adverse Effect” and (3) the Company’s inability to enforce any of the Operative Agreements that constitute "Separation Agreements" (as defined in the Senior ABL Facility) could be an “Event of Default” under the Senior ABL Facility that would permit the lenders to accelerate and immediately call due all of the Company's outstanding loans;

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With respect to the Sears Holdings Companies' bankruptcy proceedings and Transform’s assumption of the Operative Agreements, (1) the Term Loan Agreement provides for significant lender discretion, such as the ability to increase reserves with respect to the Term Loan Agreement's borrowing base, which could require the establishment and maintenance of a reserve under, and thereby reduce the amounts that the Company could borrow under, the Senior ABL Facility, and could also require the Company to make a prepayment under the Term Loan Agreement, and (2) the Company’s inability to enforce any of the Separation Agreements could be an “Event of Default” under the Term Loan Agreement that would permit the lender to accelerate and immediately call due the Company's outstanding loan under the Term Loan Agreement;

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The report of the Company’s independent registered public accounting firm, which includes their opinion on the consolidated financial statements included in the 2018 10-K and in which the firm expresses “Going Concern Uncertainty,” could result in adverse reactions by the Company’s vendors, customers, and associates that would have a material adverse effect on the Company's business;

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Sears Holdings and several of its subsidiaries, acting at the direction of the Restructuring Sub-Committee of the Restructuring Committee of the Board of Directors of Sears Holdings has commenced an adversary proceeding in the the Sears Holdings Companies' bankruptcy proceedings against ESL and other current and former insiders of Sears Holdings alleging fraudulent transfers and breaches of fiduciary duty and seeking against ESL and several of the other defendants to avoid as actual fraudulent transfers the 2012 Separation-associated distribution by Sears Holdings of subscription rights to purchase the Company's common stock; while the Company is not a defendant in the adversary proceeding, developments in the adversary proceeding could involve the Company, its equity interests, or its assets, and could affect the ability of Transform Holdco to perform the Operative Agreements and the Merger Agreement, which could have a material adverse effect on our business;

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The Sears Holdings Unsecured Creditors Committee is investigating transfers to ESL and other current and former insiders of Sears Holdings in connection with “Insider Transactions,” including the 2012 Separation;

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The possible perceptions of our vendors, suppliers, lenders under the Senior ABL Facility and the Term Loan, and customers that, as a result of the Sears Holdings bankruptcy proceedings and Transform’s assumption of the Operative Agreements, the Company's ability to operate its businesses (especially the Company's Hometown segment businesses) has been materially and adversely affected;

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Transform, which has assumed the Operative Agreements, could decline to extend or renew, or upon renewal or extension materially modify to our material disadvantage, our rights under the Amended and Restated Merchandising Agreement (one of the Operative Agreements), pursuant to which we have rights to acquire merchandise branded with the KCD Marks from Transform (we do not have rights to purchase directly from manufacturers merchandise branded with the KCD Marks and, despite our efforts, we have been unable to obtain those rights);

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The Company's Amended and Restated Merchandising Agreement with Transform (as assignee from Sears Holdings) provides that (1) if a third party that is not an affiliate of Transform (as assignee) acquires the rights to one or more (but less than all) of the KCD Marks Transform may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Transform acquires the rights to all of the KCD Marks Transform may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control;

•	The sale by Transform and its subsidiaries to other retailers that compete with us on major home appliances and other products branded with one of the KCD Marks;

•	Our ability to offer merchandise and services that our customers want, including those branded with the KCD Marks;

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Transform may explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands including by evaluating potential partnerships or other transactions (for example, Kenmore and Diehard products are being sold on Amazon.com);

•	Our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities;

•	Competitive conditions in the retail industry;

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Worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships;

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The fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, our reliance on Transform for most products and services that are important to the successful operation of our business, and our potential need to rely on Transform for some products and services beyond the expiration of our agreements with Transform;

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Transform is seeking to negotiate supply agreements with its appliance, lawn and garden, tools, and other vendors, which vendors may be willing to supply merchandise to Transform on terms (including vendor-payment terms for Transform’s merchandise purchases) that are either unacceptable to Transform or acceptable to Transform but would uneconomic for us;

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The willingness of Transform’s appliance, lawn and garden, tools, and other vendors to continue to pay to Transform’s merchandise-related subsidies and allowances and cash discounts (Transform is obligated to pay to a portion of these subsidies and allowances to us, and the amounts required to be paid to us declined significantly during 2018);

•	Our ability to resolve, on commercially reasonable terms, future disputes with Transform, if any, regarding the material terms and conditions of our agreements with Transform;

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Our ability to establish information, merchandising, logistics, and other systems separate from Transform that would be necessary to ensure continuity of merchandise supplies and services for our businesses if, in connection with Transform’s acquisition of the Sears Assets, vendors were to reduce, or cease, their merchandise sales to Transform or provide logistics and other services to Transform or if Transform were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us;

•	If Transform’s sales of major appliances and lawn and garden merchandise to its retail customers decline Transform’s sales to us of outlet-value merchandise could decline;

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Our ability to maintain an effective and productive business relationship with Transform, especially if future disputes were to arise with respect to the terms and conditions of the Operative Agreements;

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Most of our agreements related to the 2012 Separation and our continuing relationship with Sears Holdings (Transform after mid-February 2019) were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the 2012 Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations);

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Our reliance on Transform to provide access to computer systems acquired as part of the Sears Assets to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO's TH-Supplied Systems”);

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SHO's TH-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced during 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained and during April 2018 Sears Holdings announced that one of its vendors that provides online support services to Sears and Kmart had notified Sears Holdings that the vendor had experienced a security incident during 2017 that involved unauthorized access to credit card information with respect to less than 100,000 Sears Holdings's customers), and Transform could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO;

•	Our ability to implement our IT transformation by the end of the second quarter of our 2019 fiscal year in accordance with our plans, expectations, current timetable, and anticipated cost;

•	Limitations and restrictions in the Senior ABL Facility and the Term Loan Agreement and their related agreements governing our indebtedness and our ability to service our indebtedness;

•	Competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin;

•	Our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate;

•	Our ability to refinance the Senior ABL Facility and the Term Loan and obtain additional financing on acceptable terms;

•	Our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards;

•
Our ability to (1) significantly reduce or eliminate the Hometown segment's growing operating losses (due in part to increasing supply-chain costs and Craftsman and Kenmore merchandise availability issues that are disproportionately affecting the Hometown segment) and (2) close, or seek the closure of, unproductive Hometown segment stores and to reduce the inventory, marketing, promotion, supply chain, and other expenses associated with these stores;

•	Our dependence on sources outside the U.S. for significant amounts of our merchandise inventories;

•	Fixed-asset impairment for long-lived assets;

•	Our ability to attract, motivate, and retain key executives and other employees;

•	Our ability to maintain effective internal controls as a publicly held company;

•	Low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and

•	The impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including “Risk Factors” that are included in the 2018 10-K and risks described in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of the time of its release. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores (which includes our Hometown Stores, our Hardware Stores, and our Home Appliance Showrooms) are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. More than 90% of our Hometown Stores are operated by independent local dealers or franchisees.

Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of May 4, 2019, we or our independent dealers and independent franchisees operated a total of 639 stores across 49 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
Thousands, except per share amounts	May 4, 2019	May 5, 2018
NET SALES	$291,072	$381,281
COSTS AND EXPENSES
Cost of sales and occupancy	229,042	293,803
Selling and administrative	67,543	90,479
Depreciation and amortization	2,260	2,608
Loss on sale of assets	52	—
Total costs and expenses	298,897	386,890
Operating loss	(7,825)	(5,609)
Interest expense	(3,970)	(3,452)
Other income	9	100
Loss before income taxes	(11,786)	(8,961)
Income tax expense	(268)	(408)
NET LOSS	$(12,054)	$(9,369)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(0.53)	$(0.41)
Diluted:	$(0.53)	$(0.41)

Basic weighted average common shares outstanding	22,702	22,702
Diluted weighted average common shares outstanding	22,702	22,702

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

Thousands	May 4, 2019	May 5, 2018	February 2, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,260	$14,288	$15,110
Accounts and franchisee receivables, net	10,803	12,784	11,916
Merchandise inventories	262,977	332,449	277,285
Prepaid expenses and other current assets	5,407	8,101	9,452
Total current assets	295,447	367,622	313,763
PROPERTY AND EQUIPMENT, net	25,038	35,830	27,731
OPERATING LEASE RIGHT-OF-USE ASSETS	112,683	—	—
OTHER ASSETS, net	1,972	7,242	2,277
TOTAL ASSETS	$435,140	$410,694	$343,771
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$94,600	$114,900	$93,000
Current portion of term loan, net	39,403		39,057
Payable to related party	13,633	22,896	14,080
Accounts payable	20,847	17,730	19,830
Current operating lease liabilities	33,200	—	—
Other current liabilities	42,623	50,594	56,009
Total current liabilities	244,306	206,120	221,976
LONG-TERM OPERATING LEASE LIABILITIES	83,197	—	—
OTHER LONG-TERM LIABILITIES	2,176	2,111	1,839
TOTAL LIABILITIES	329,679	246,643	223,815
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	105,461	164,051	119,956
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$435,140	$410,694	$343,771

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	13 Weeks Ended May 4, 2019
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$116,554	$98,471	$215,025
Lawn and garden	31,625	5,243	36,868
Tools	13,460	3,128	16,588
Other	7,837	14,754	22,591
Total	169,476	121,596	291,072
Costs and expenses
Cost of sales and occupancy	141,253	87,789	229,042
Selling and administrative	41,126	26,417	67,543
Depreciation and amortization	1,161	1,099	2,260
Loss on sale of assets	—	52	52
Total	183,540	115,357	298,897
Operating (loss) income	$(14,064)	$6,239	$(7,825)
Total assets	$225,612	$209,528	$435,140
Capital expenditures	$482	$93	$575

	13 Weeks Ended May 5, 2018
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$172,560	$105,375	$277,935
Lawn and garden	48,465	4,786	53,251
Tools	19,153	3,149	22,302
Other	13,526	14,267	27,793
Total	253,704	127,577	381,281
Costs and expenses
Cost of sales and occupancy	198,728	95,075	293,803
Selling and administrative	65,010	25,469	90,479
Depreciation and amortization	1,324	1,284	2,608
Total	265,062	121,828	386,890
Operating (loss) income	$(11,358)	$5,749	$(5,609)
Total assets	$289,035	$121,659	$410,694
Capital expenditures	$1,918	$352	$2,270